                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     ENGELHARD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            [LOGO]                               101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

ORIN R. SMITH
Chairman and
Chief Executive Officer

                                                                  March 31, 1999

Dear Shareholder:

    You are cordially invited to attend the 1999 Annual Meeting of Shareholders, which will be held at 9 a.m., Eastern Daylight Savings Time, on Thursday, May 6, at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, N.J. 08830.

    The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of Engelhard will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. If you plan to attend, please check the box provided on the proxy card and an admission ticket will be sent to you. Only shareholders and their proxies will be permitted to attend the Annual Meeting.

    Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                           Sincerely yours,

                                                          [LOGO]

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830
                            ------------------------

               NOTICE OF THE 1999 ANNUAL MEETING OF SHAREHOLDERS
                              -------------------

To our Shareholders:                                              March 31, 1999

    The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on Thursday, May 6, 1999 at 9 a.m., Eastern Daylight Savings Time, at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, N.J. 08830 for the following purposes:

        (1) To elect four Directors;

        (2) To approve the Engelhard Corporation Deferred Stock Plan for Nonemployee Directors;

        (3) To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants;

        (4) To transact such other business as may properly come before the meeting.

    The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is close of business on March 19, 1999.

    A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of our Transfer Agent and Registrar, ChaseMellon Shareholder Services, L.L.C., 120 Broadway, New York, New York 10271, during ordinary business hours for ten days prior to the meeting.

                                         By Order of the Board of Directors
                                         Arthur A. Dornbusch, II

                                         VICE PRESIDENT, GENERAL COUNSEL AND

                                         SECRETARY

            SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
             THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                            ------------------------

                          PROXY STATEMENT FOR THE 1999
                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                               ABOUT THE MEETING

WHY AM I RECEIVING THESE MATERIALS?

    The Board of Directors of Engelhard Corporation (sometimes referred to as Engelhard or "we" or "our") is providing these proxy materials for you in connection with our Annual Meeting of shareholders which will take place on Thursday, May 6, 1999. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

WHO IS ENTITLED TO VOTE?

    Holders of Common Stock as of the close of business on March 19, 1999 will be entitled to vote. On such date there were outstanding and entitled to vote 144,953,082 shares of Common Stock of Engelhard, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.

WHAT CONSTITUTES A QUOROM?

    The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

HOW DO I VOTE?

    If you complete and properly sign the accompanying proxy card and return it to Engelhard, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

    Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by submitting either a notice of revocation or a duly executed proxy bearing a later date.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

    Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

    - for election of the nominated slate of directors (see page 5);

    - for approval of the Engelhard Corporation Deferred Stock Plan for Nonemployee Directors (see page 28);

    - for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors (see page 31); and

    With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

    Each item to be voted on at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

    If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?

    The cost of soliciting proxies in the form enclosed will be borne by Engelhard. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by our employees. We have also engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $14,000 plus disbursements. Engelhard may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                     INFORMATION AS TO CERTAIN SHAREHOLDERS

WHO ARE THE LARGEST OWNERS OF ENGELHARD'S COMMON STOCK?

    Set forth below is certain information with respect to the only persons known to us who owned beneficially more than five percent of our voting securities as of March 2, 1999.

                                                      AMOUNT       PERCENT
                                                    BENEFICIALLY     OF
                                                       OWNED        CLASS
                                                    -----------   ---------
Minorco...........................................   45,967,680       31.7%(1)
  9 rue Sainte Zithe, L-2763
  Luxembourg City, Grand Duchy of Luxembourg

State Farm Mutual Automobile Insurance Company....    9,671,483       6.75%(2)
  One State Farm Plaza,
  Bloomington, Illinois 61710

PRIMECAP Management Company.......................    7,193,900       5.02%(3)
  225 South Lake Avenue #400
  Pasadena, California 91101-3005

------------------------

(1) We are informed by Minorco, a company incorporated under the laws of Luxembourg, as a societe anonyme, as follows:

    Minorco, through a wholly-owned subsidiary, holds 45,967,680 shares of Common Stock of Engelhard, representing approximately 31.7% of our outstanding voting securities. Shares granted to Messrs. Lea and Slack pursuant to our Stock Bonus Plan for NonEmployee Directors and our Directors Stock Option Plan have been ceded by them to Minorco and are included in the above total.

    Minorco is an international natural resources company with operations in gold, base metals, industrial minerals, paper and packaging and agribusiness. The capital stock of Minorco is owned in part as follows:

       approximately 45.6%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, and approximately 22.5%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company. Approximately 37.9% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29.8% of the capital stock of Centenary and approximately 33.5% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 10.9% of Centenary.

    Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American, and Chairman and a director of Centenary and De Beers and a director of Minorco, and Mr. Slack, a director of Engelhard, Chief Executive, President and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 6% of the outstanding shares of Minorco and approximately 9% of the outstanding shares of Anglo American. Mr. Slack holds an additional indirect interest in 23 Anglo American Ordinary Shares, and his infant children hold a beneficial interest of 900 shares in Minorco. Mr. Lea is a director of Anglo American and Minorco, and his infant son holds a beneficial interest in 100 shares of Minorco. Please see "Agreement with Minorco" below for information about our agreement with Minorco regarding the disposition of shares owned by Minorco.

(2) As reported by State Farm Mutual Automobile Insurance Company and related entities on Schedule 13G filed with the Securities and Exchange Commission and dated February 1, 1999.

(3) As reported by PRIMECAP Management Company on Schedule 13G filed with the Securities and Exchange Commission and dated December 31, 1998.

                             AGREEMENT WITH MINORCO

    On March 2, 1999, we announced that we had reached an agreement with Minorco relating to Minorco's previously announced intention to dispose of its stock interest in Engelhard. We have agreed to purchase approximately 18 million of those shares, with the remainder of Minorco's stake (approximately 28 million shares) to be sold through an underwritten public offering. We have also agreed to purchase up to an additional two million shares from Minorco if they are available at the end of the public offering. The approximately 20 million shares represents 13.9% of Engelhard's total shares outstanding. In addition, Minorco will compensate Engelhard for the costs and expenses incurred in connection with the transaction.

    When the public offering is completed, Messrs. Anthony W. Lea, Executive Director and Member of the Executive Committee of Minorco, and Henry R. Slack, Chief Executive of Minorco, will resign from our Board of Directors. If the public offering is completed before our Annual Meeting, Mr. Slack will withdraw his nomination for election as a Director of Engelhard at the Annual Meeting. In addition, Minorco has agreed to vote all of its shares which are sold after the record date for our Annual Meeting (March 19, 1999) and prior to the Annual Meeting in the same manner and in the same proportion as shares held by all other shareholders of Engelhard are voted at the meeting. For information regarding our agreement to purchase or "cash settle" certain securities owned by Messrs. Lea and Slack and ceded by them to Minorco, see "Certain Transactions" on page 12.

                           1.  ELECTION OF DIRECTORS

    Our Board of Directors consists of three classes, Class I, Class II and Class III, each class serving for a full three-year term. Messrs. Perry, Richards, Slack and Smith, all of whom are Class III Directors, are nominees for reelection as Class III Directors at the Annual Meeting. If elected, they will serve until 2002. The Class I Directors will be considered for reelection at our 2000 Annual Meeting. The Class II Directors will be considered for reelection at our 2001 Annual Meeting.

    Messrs. Slack and Smith have been members of the Board of Directors since 1981, Mr. Richards since 1983, Mr. Antonini since 1985, Mr. Napier since 1986, Mrs. Pace since 1987, Mr. Watson since 1991, Mr. Lea since 1994, Ms. Alvarado since 1995, Mr. Loomis since 1996 and Mr. Perry since 1997.

    Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

    The persons named as proxies in the accompanying proxy intend to vote, unless you instruct otherwise in your proxy, FOR the election of Messrs. Perry, Richards, Slack and Smith as Class III Directors. Messrs. Lea and Slack will resign from the Board of Directors upon completion of Minorco's public offering of its Engelhard shares. Please see "Agreement with Minorco" on page 4 for additional information.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth the name and age of each nominee and Director; all other positions and offices, if any, now held by him or her with Engelhard and his or her principal occupation during the last five years.

                    NOMINEES FOR REELECTION AT THIS MEETING,
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE
                 PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS III)

BARRY W. PERRY
  Age 52. President and Chief Operating Officer of Engelhard since 1997;
    previously Group Vice President and General Manager of the Pigments and Additives Group.
  Mr. Perry is also a director of Arrow Electronics, Inc.

REUBEN F. RICHARDS
  Age 69. Retired Chairman of the Board of Terra Industries, Inc.; Retired
    Chairman of the Board of Minorco (U.S.A.); Retired Non-Executive Chairman of the Board of Engelhard; Chairman of the Board of Terra Industries Inc. from prior to 1994 until April 1996.
  Mr. Richards is also a director of Santa Fe Energy Resources, Inc.,
    Ecolab, Grupo Financiero Banorte and Potlatch Corporation.

HENRY R. SLACK
  Age 49. Chief Executive of Minorco since December 1992; Member of the
    Executive Committee of Minorco since prior to 1994, and President and a director of Minorco since prior to 1994; director of Anglo American Corporation of South Africa Limited since prior to 1994.
  Mr. Slack is also a director of Terra Industries Inc.

ORIN R. SMITH
  Age 63. Chairman and Chief Executive Officer of Engelhard since January
    1995; previously President and Chief Executive Officer of Engelhard. Mr. Smith is also a director of Ingersoll-Rand Company, Perkin-Elmer
    Corporation, Summit Bancorp, and Vulcan Materials Company.

                    DIRECTORS WITH TERMS EXPIRING MAY 2000,
              AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS I)

MARION H. ANTONINI
  Age 68. Principal of Kohlberg & Co. since March 1998. President and Chief
    Executive Officer of Welbilt Corporation from prior to 1994 to 1998. Mr. Antonini is also a director of Vulcan Materials Company,
    Scientific-Atlanta, Inc., Color Spot Nurseries, Inc. and Holley Performance Products, Inc.

ANTHONY W. LEA
  Age 50. Executive Director and Member of the Executive Committee of
    Minorco since prior to 1994; Director of Anglo American Corporation of South Africa since prior to 1994.
  Mr. Lea is also a director of Terra Industries Inc.

DOUGLAS G. WATSON
  Age 54. President, CEO and Director of Novartis Corporation, a life sciences company, since January 1997. President of the Pharmaceuticals Division of CIBA-GEIGY Corporation from prior to 1994 to January 1997.
  Mr. Watson is also a director of Summit Bancorp.

                    DIRECTORS WITH TERMS EXPIRING MAY 2001,
              AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS II)

LINDA G. ALVARADO
  Age 46. President and Chief Executive Officer of Alvarado Construction,
    Inc., since prior to 1994.
  Ms. Alvarado is also a director of Cyprus Amax Minerals Company, Pitney
    Bowes, Inc. and US West Communications Inc.

WILLIAM R. LOOMIS, JR.
  Age 50. Chairman of the Board of Terra Industries Inc. since April 1996;
    Managing Director, Lazard Freres & Co. LLC, an investment bank, since prior to 1994; General Partner in the Banking Group of Lazard Freres & Co. LLC from prior to 1994 to June 1995.

JAMES V. NAPIER
  Age 62. Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, since prior to 1994.
  Mr. Napier is also a director of Intelligent Systems Corporation, Vulcan
    Materials Company, HBO & Company, Personnel Group of America, Inc. and Westinghouse Air Brake Company.

NORMA T. PACE
  Age 77. Partner, Paper Analytics Associates, a planning and consulting company since 1995; Senior Advisor and Director of WEFA Group, Inc., economic consultants and forecasters since prior to 1994.
  Mrs. Pace is also a director of Hasbro, Inc.

                   SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

HOW MUCH COMMON STOCK DO ENGELHARD'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

    Set forth in the following table is the beneficial ownership of Common Stock as of March 2, 1999 for all nominees, continuing Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group. No Director or Executive officer owns more than 1% of the total outstanding shares (including exercisable options) other than Mr. Smith who owns 1.8%. All Directors and Executive Officers as a group own approximately 3.0% of the total outstanding shares (including exercisable options).

                                             NAME                                                  SHARES
-----------------------------------------------------------------------------------------------  -----------
Linda G. Alvarado..............................................................................       12,808(1)
Marion H. Antonini.............................................................................       44,128(1)
Thomas P. Fitzpatrick..........................................................................      105,569(2)
Joseph E. Gonnella.............................................................................      171,625(2)
Anthony W. Lea.................................................................................          750(4)
William R. Loomis, Jr..........................................................................       24,843(1)
James V. Napier................................................................................       23,006(1)
Norma T. Pace..................................................................................       30,565(1)
Barry W. Perry.................................................................................      269,826(2)
Reuben F. Richards.............................................................................       29,623(1)
Robert J. Schaffhauser.........................................................................      460,656(2)
Henry R. Slack.................................................................................        2,530(3)(4)
Orin R. Smith..................................................................................    2,555,044(2)
Douglas G. Watson..............................................................................       40,245(1)
All Directors and Executive Officers as a group................................................    4,328,292(2)

------------------------

(1) Includes 4,500 shares of Common Stock subject to options granted to Messrs. Antonini, Napier, Richards and Watson and Mses. Alvarado and Pace and 2,250 shares of Common Stock subject to options granted to Mr. Loomis under our Directors Stock Option Plan, which options may be exercised within 60 days from March 2, 1999.

(2) Includes 1,643,917, 224,562, 38,390, 322,891, 142,541 and 2,737,574 shares of Common Stock subject to options granted to Messrs. Smith, Perry, Fitzpatrick, Schaffhauser and Gonnella, and all Directors and Executive Officers as a group, respectively, under our Stock Option Plan of 1981 (the "1981 Stock Option Plan"), our Stock Option Plan of 1991 (the "Stock Option Plan," together with the 1981 Stock Option Plan, the "Stock Option Plans") and the Directors Stock Option Plan, which options may be exercised within 60 days from March 2, 1999 and also includes 1,157 shares owned by family members in which persons in the group disclaim any beneficial interest.

(3) Excludes 410,433 shares of Common Stock in which Mr. Slack has an indirect partial interest and in which he disclaims any beneficial interest.

(4) Excludes 4,500 shares of Common Stock subject to options and 7,593 shares of Common Stock granted to each of Messrs. Slack and Lea under our Directors Stock Option Plan and our Directors Stock Bonus Plan, respectively, which are ceded to Minorco and are reflected in the Amount Beneficially Owned by Minorco in the Section "Information as to Certain Shareholders" on page 3.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

HOW OFTEN DID THE BOARD OF DIRECTORS MEET DURING 1998?

    Our Board of Directors held a total of 14 meetings during 1998. During 1998 all of our Directors attended more than 75% of the meetings of the Board and meetings of committees of the Board on which they served.

WHAT COMMITTEES DOES THE BOARD OF DIRECTORS HAVE?

    Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Stock Option/Stock Bonus Committee. The Board does not have a nominating committee.

AUDIT COMMITTEE

    The members of the Audit Committee are Mr. Lea (Chairman), Ms. Alvarado, Messrs. Antonini and Loomis and Mrs. Pace, all of whom are Nonemployee Directors. The Audit Committee periodically reviews our accounting policies, internal accounting controls and the scope and results of the independent accountants' audit of our financial statements. The Audit Committee held 2 meetings during 1998.

COMPENSATION COMMITTEE

    The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards and Watson and Mrs. Pace, all of whom are Nonemployee Directors. The Compensation Committee determines the appropriate level of compensation for the Officers and employees of Engelhard. The Compensation Committee held 9 meetings during 1998.

STOCK OPTION/STOCK BONUS COMMITTEE

    The members of the Stock Option/Stock Bonus Committee are Messrs. Antonini (Chairman), Napier, Richards and Watson and Mrs. Pace, all of whom are Nonemployee Directors. The Stock

Option/Stock Bonus Committee administers our stock option and stock bonus plans and determines the terms and conditions for the issuance of stock options and stock bonus awards to our Officers and employees. The members of the Committee are not eligible to participate in such plans. The Stock Option/Stock Bonus Committee held 5 meetings during 1998.

HOW ARE DIRECTORS COMPENSATED?

    Directors who are not our employees each received a retainer at the annual rate of $35,000 in 1998. In addition, Nonemployee Directors received a $1,350 fee for each Board meeting attended in 1998. During 1998, Nonemployee Directors also received a $1,350 fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they served; and each chairman of a committee received an additional $5,000 annual retainer. Directors who are employed by us do not receive any Directors' fees or retainers.

    Pursuant to the Retirement Plan for Directors of Engelhard Corporation (the "Directors Retirement Plan"), which we currently sponsor, a Nonemployee Director will receive retirement benefits following his or her retirement as a Director if at the time of such retirement either:

        (1) he or she has six or more years of service as a Nonemployee Director, or

        (2) his or her age and years of service as a Nonemployee Director equal at least 65.

    Such retirement benefits are an annual amount equal to the annual Board retainer fee (excluding meeting and Committee fees) in effect on the date of the Director's retirement and are payable in equal monthly installments commencing on the first day of the month coinciding with or next following the Director's 65th birthday or, if later, the date of the Director's retirement and continuing until the earlier of:

        (1) the Director's death, or

        (2) the completion of payments for a period equal to the period of the Director's service as a Nonemployee Director.

    The Directors Retirement Plan is being phased out by us. In December 1998, our Board of Directors adopted the Engelhard Corporation Deferred Stock Plan for Nonemployee Directors (the "Deferred Stock Plan"). This plan is subject to your approval and is described in greater detail beginning on page 28. Nonemployee Directors who are currently serving on our Board of Directors and wish to discontinue participation in the Directors Retirement Plan, will have credited to their account under the Deferred Stock Plan the net present value of the accrued benefit as of December 31, 1998. Those Directors also will be entitled to receive a greater annual award pursuant to the Deferred Stock Plan, described more fully beginning on page 28. The Directors who do not wish to discontinue participation in the Directors Retirement Plan will receive a smaller annual award pursuant to the Deferred Stock Plan, as discussed below. New Nonemployee Directors will not have the opportunity to participate in the Directors Retirement Plan.

    Pursuant to our Stock Bonus Plan for NonEmployee Directors (the "Directors Stock Bonus Plan"), each person who becomes a Nonemployee Director prior to June 30, 2006 shall be awarded 7,593 shares of our Common Stock effective as of such person's election to our Board of Directors. Such shares will vest in equal increments over a ten-year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director's service as a Nonemployee Director, the Director (or, in the event of his or her death, his or her beneficiary) shall be entitled, in the discretion of the committee formed to administer the Directors Stock Bonus Plan, to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service; shares may be received prior to such date if there has been a "change in control." If receipt of shares is accelerated due to a change in control, an additional payment will be made to compensate for the loss of the tax deferral.

    Pursuant to our Directors Stock Option Plan each Nonemployee Director in office on the date of the regular meeting of the Board in December of each year will automatically be granted an option to purchase 3,000 shares of Common Stock with an exercise price equal to the fair market value of such shares at the date of grant. Each option becomes exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option terminates on the tenth anniversary of the date of grant. Each option held by a director which was granted more than one year before his or her termination of service as a director shall become fully exercisable upon termination if such termination is a result of disability, death or retirement after attaining age 65; options may become exercisable prior to such date if there has been an "acquisition of a control interest."

    Pursuant to our Deferred Compensation Plan for Directors and our Directors Stock Bonus Plan, Nonemployee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director. Under our Deferred Compensation Plan for Directors, deferred amounts will be paid at time of a "change in control" if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment.

                              CERTAIN TRANSACTIONS

    Among other businesses, we market, fabricate and process various metals, minerals and ores acquired from numerous domestic and foreign suppliers. We make and will continue to make purchases, sales and leases of such materials, in the ordinary course of our business, from and to entities in which we are informed that Anglo American and/or Minorco have a material interest, upon terms which are no less favorable to us than those obtainable from other sources. Our purchases and sales of such materials from all sources during 1998 was $2.9 billion and $3.0 billion, respectively, including purchases of $175.8 million from and no sales to entities in which we are informed Anglo American has a material interest. We also entered into metal leases of $17.5 million with such entities.

    We have agreed to purchase or "cash settle" the following securities which we awarded to Messrs. Lea and Slack and which they ceded to Minorco: vested options to acquire 9,000 shares of Common Stock ("Options") granted pursuant to the Directors Stock Option Plan; 11,389 shares of Common Stock ("Bonus Shares") granted pursuant to our Stock Bonus Plan for Non-Executive Directors (which have tentatively vested); and deferred Common Stock units granted pursuant to our Deferred Stock Plan for Non-Employee Directors, which units will be settled by delivering an equivalent number of shares of Common Stock (the "Deferred Shares"), subject to shareholder approval at the Annual Meeting and following termination of their service on the Board. Options which have not vested and Bonus Shares which are not tentatively vested will be forfeited pursuant to the terms of such plans. At the closing of the public offering, we will make a cash payment to Minorco in full satisfaction and extinguishment of all rights of Messrs. Lea and Slack and Minorco in respect of the Options, the Bonus Shares (assuming such Bonus Shares have been vested by the Board) and, if they have been distributed, the Deferred Shares. If the Deferred Shares have not been distributed at that time we will make a cash payment to Minorco in respect of the Deferred Shares as soon as practicable following their distribution. The purchase price per share (the "Purchase Price") for the shares of Common Stock purchased by us will be equal to the lower of (x) $18.90 or (y) the price at which shares of Common Stock are sold in the public offering, net of the underwriting spread. The cash price to be paid to Minorco for each Option will be the excess of the Purchase Price over the exercise price per share of such Option multiplied by the number of shares of Common Stock subject to the Option. The cash payment to be paid to Minorco for each Bonus Share and each Deferred Share will be the Purchase Price. See also the description of our agreement with Minorco set out under "Agreement with Minorco" on page 4.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our Executive Officers and Directors and persons who own more than 10% of a registered class of Engelhard's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 1998, except that Messrs. Lea and Slack each filed a Form 5 late with respect to options granted to them pursuant to the Directors Stock Option Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth the compensation paid by us for services rendered in all capacities during each of the last three fiscal years to our Chief Executive Officer and our other four most highly compensated Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                                          AWARDS(1)(2)
                                                                                 ------------------------------
                                                   ANNUAL COMPENSATION             RESTRICTED
                                          -------------------------------------      STOCK
                                            YEAR     SALARY ($)   BONUS ($)(3)   AWARD(S)($)(3)  OPTIONS(#)(3)
                                          ---------  -----------  -------------  --------------  --------------

Orin R. Smith, Director,................       1998     864,996      1,750,000        554,093         608,279
Chairman and Chief                             1997     814,992        916,805        379,996         520,667
Executive Officer                              1996     774,996        800,000        326,000         353,000

Barry W. Perry, Director,...............       1998     372,744        630,000        250,380         279,519
President and Chief                            1997     349,991        338,320        172,002         231,348
Operating Officer                              1996     282,216        150,000        101,875          81,000

Thomas P. Fitzpatrick,..................       1998     314,000        523,500        188,858         249,825
Senior Vice President                          1997     200,000        274,885        135,811         153,560
and Chief Financial Officer(4)                 1996      --            --              --              --

Robert J. Schaffhauser,.................       1998     332,796        340,000        176,573         140,362
Vice President                                 1997     319,992        177,618        119,500         120,065
and Chief Technical Officer                    1996     306,000        160,000        108,660          82,500

Joseph E. Gonnella,.....................       1998     316,500        325,000        117,000         122,046
Senior Vice President, Strategy and            1997     304,803        232,595        115,875         144,964
Corporate Development                          1996     190,692        125,000         84,903          65,600

------------------------

(1) Our Key Employees Stock Bonus Plan and our Stock Option Plans provide for acceleration of vesting in the event of a "change in control." For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 19.

(2) Currently, we have no Long Term Incentive Plans which are required to be reported pursuant to the General Rules and Regulations of the Securities and Exchange Commission.

(3) As of December 31, 1998, Messrs. Smith, Perry, Fitzpatrick, Schaffhauser and Gonnella held 68,143, 20,030, 7,494, 21,110 and 13,578 unvested shares, respectively, of stock which were
    awarded pursuant to our Key Employees Stock Bonus Plan having a market value of $1,328,789, $390,601, $146,133, $411,649 and $264,767, respectively. The foregoing amounts do not include the reported grants, which were made in February 1999 for services rendered during 1998. Restricted stock awards of Engelhard's Common Stock granted under the Key Employees Stock Bonus Plan vest in five equal annual installments commencing on the first anniversary of the date of the grant. Vesting will be accelerated upon the occurrence of a "change in control." We pay dividends on restricted stock, if and to the extent paid on Common Stock generally, but pay no dividends on stock options. For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 19.

(4) Mr. Fitzpatrick joined Engelhard on May 1, 1997.

    The following table sets forth information concerning individual grants of stock options made under the Stock Option Plan in May and December 1998 and February 1999 for services rendered during 1998 by each of the named Executive Officers.

                OPTION GRANTS FOR SERVICES RENDERED DURING 1998

                                             INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------    GRANT DATE
                                NUMBER OF           % OF TOTAL                                                   VALUE
                                SECURITIES        OPTIONS GRANTED                                            --------------
                                UNDERLYING       TO EMPLOYEES FOR                                              GRANT DATE
                                 OPTIONS         SERVICES RENDERED      EXERCISE OR BASE                     PRESENT VALUE
            NAME              GRANTED (#)(1)        DURING 1998           PRICE ($/SH)      EXPIRATION DATE      ($)(2)
----------------------------  --------------  -----------------------  -------------------  ---------------  --------------

Orin R. Smith...............       437,775                  15%                 19.13           12/17/2008       2,223,897
                                   170,504                   6%                 19.59           02/11/2009         895,146

Barry W. Perry..............       202,475                   7%                 19.13           12/17/2008       1,028,573
                                    77,044                   3%                 19.59           02/11/2009         404,481

Thomas P. Fitzpatrick.......        50,000                   2%                 21.69           05/07/2008         311,500
                                   141,725                   5%                 19.13           12/17/2008         719,963
                                    58,100                   2%                 19.59           02/11/2009         305,025

Robert J. Schaffhauser......        86,050                   3%                 19.13           12/17/2008         437,134
                                    54,312                   2%                 19.59           02/11/2009         285,138

Joseph E. Gonnella..........        86,050                   3%                 19.13           12/17/2008         437,134
                                    35,996                   1%                 19.59           02/11/2009         188,979

------------------------

(1) Options have a ten-year term and vest in four equal annual installments beginning on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 19.

(2) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of the Common Shares during the applicable period. The model assumes:

    (a) an option term of 4 years, which represents anticipated exercise trends for the named Executive Officers;

    (b) an interest rate of 4.5% to 5.5% that represents the current yield curves as of the grant dates;

    (c) an average volatility of approximately 32% calculated using average weekly stock prices for the four years prior to the grant date; and

    (d) a dividend yield of approximately 1.8% to 2.0% (the current dividend yield).

    The following table sets forth information concerning each exercise of stock options during 1998 by each of the named Executive Officers and the value of unexercised options at December 31, 1998.

       AGGREGATE OPTION EXERCISES IN 1998 AND VALUES AT DECEMBER 31, 1998

                                                                                 NUMBER OF
                                                                           SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                    SHARES                VALUE            DECEMBER 31, 1998 (#)          DECEMBER 31, 1998 ($)
                                  ACQUIRED ON           REALIZED        ----------------------------  -----------------------------
            NAME                  EXERCISE(#)              ($)          EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------------  -------------------  -------------------  ------------  --------------  -------------  --------------
Orin R. Smith...............               0                    0         1,505,996       1,234,726   $   3,823,012   $    394,643
Barry W. Perry..............               0                    0           188,550         471,873   $     269,081   $    180,260
Thomas P. Fitzpatrick.......               0                    0            27,150         318,135   $      25,453   $    135,516
Robert J. Schaffhauser......               0                    0           282,375         278,615   $     642,914   $    104,753
Joseph E. Gonnella..........               0                    0           116,925         263,814   $     180,807   $    102,554

                                 PENSION PLANS

    The following table shows estimated annual pension benefits payable to a covered participant at normal retirement age under our qualified defined benefit pension plan, as well as the non-qualified supplemental pension plan. This non-qualified plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provides enhanced benefits for certain named key executives, including the individuals named in the Summary Compensation Table, based on remuneration that is covered under the plans and years of service with Engelhard and its subsidiaries.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                         ---------------------------------------------------------------
FINAL AVERAGE PAY                         15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
---------------------------------------  -----------  -----------  -----------  -----------  -----------
$ 200,000..............................       63,948       87,948      111,948      135,948      135,948
 300,000...............................       99,948      135,948      171,948      207,948      207,948
 400,000...............................      135,948      183,948      231,948      279,948      279,948
 500,000...............................      171,948      231,948      291,948      351,948      351,948
 600,000...............................      207,948      279,948      351,948      423,948      423,948
 700,000...............................      243,948      327,948      411,948      495,948      495,948
 800,000...............................      279,948      375,948      471,948      567,948      567,948
 900,000...............................      315,948      423,948      531,948      639,948      639,948
1,000,000..............................      351,948      471,948      591,948      711,948      711,948
1,100,000..............................      387,948      519,948      651,948      783,948      783,948
1,200,000..............................      423,948      567,948      711,948      855,948      855,948
1,300,000..............................      459,948      615,948      771,948      927,948      927,948
1,400,000..............................      495,948      663,948      831,948      999,948      999,948
1,500,000..............................      531,948      711,948      891,948    1,071,948    1,071,948
1,600,000..............................      567,948      759,948      951,948    1,143,948    1,143,948
1,700,000..............................      603,948      807,948    1,011,948    1,215,948    1,215,948
1,800,000..............................      639,948      855,948    1,071,948    1,287,948    1,287,948
1,900,000..............................      675,948      903,948    1,131,948    1,359,948    1,359,948
2,000,000..............................      711,948      951,948    1,191,948    1,431,948    1,431,948
2,100,000..............................      747,948      999,948    1,251,948    1,503,948    1,503,948
2,200,000..............................      783,948    1,047,948    1,311,948    1,575,948    1,575,948
2,300,000..............................      819,948    1,095,948    1,371,948    1,647,948    1,647,948
2,400,000..............................      855,948    1,143,948    1,431,948    1,719,948    1,719,948
2,500,000..............................      891,948    1,191,948    1,491,948    1,791,948    1,791,948
2,600,000..............................      927,948    1,239,948    1,551,948    1,863,948    1,863,948
2,700,000..............................      963,948    1,287,948    1,611,948    1,935,948    1,935,948
2,800,000..............................      999,948    1,335,948    1,671,948    2,007,948    2,007,948

                                                                YEARS OF SERVICE
                                         ---------------------------------------------------------------
FINAL AVERAGE PAY                         15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
---------------------------------------  -----------  -----------  -----------  -----------  -----------
2,900,000..............................    1,035,948    1,383,948    1,731,948    2,079,948    2,079,948
3,000,000..............................    1,071,948    1,431,948    1,791,948    2,151,948    2,151,948
3,100,000..............................    1,107,948    1,479,948    1,851,948    2,223,948    2,223,948
3,200,000..............................    1,143,948    1,527,948    1,911,948    2,295,948    2,295,948

    A participant's remuneration covered by our pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 11, credited years of service under the plans as of December 31, 1998 are as follows: Mr. Smith, 27 years; Mr. Perry, 5 years; Mr. Fitzpatrick, 1 year; Mr. Schaffhauser, 9 years and Mr. Gonnella, 6 years. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

    We entered into a three-year employment agreement with Mr. Smith commencing May 21, 1996. On May 20, 1998, Mr. Smith's agreement was automatically extended to December 31, 2000. The agreement provides for an annual salary of not less than $775,000, an annual cash bonus of at least $216,645 and an award of at least 22,500 shares of our Common Stock; provided, however, that an annual cash bonus of at least $581,250, equity pool share awards with a value of at least $484,375 and stock option awards with a value of at least $1,162,500 will be awarded to Mr. Smith if our performance for any year is greater than or equal to a predictable level of performance for such year, as determined by the Compensation Committee. In addition, Mr. Smith is entitled to participate in our benefit plans.

    Pursuant to our Change In Control Agreements, we will provide severance benefits in the event of a termination of an Executive (as defined), except a termination:

    (1) because of death,

    (2) because of "Disability,"

    (3) by Engelhard for "Cause," or

    (4) by the Executive other than for "Good Reason,"

within the period beginning on the date of a "Potential Change in Control" (as such terms are defined in the Change In Control Agreement) or "change in control" (as defined below) and ending on the third anniversary of the date on which a "change in control" occurs. The severance benefits include:

    (1) the payment of salary to the Executive through the date of termination of employment together with salary in lieu of vacation accrued;

    (2) an amount equal to a pro-rated incentive pool award under the our Incentive Compensation Plan, determined as set forth in the Agreement;

    (3) an amount equal to two times the sum of the highest annual salary and incentive pool award in effect during any of the preceding 36 months, determined as set forth in the Agreement;

    (4) continued coverage under our life, disability, health, dental and other employee welfare benefit plans for up to two years;

    (5) continued participation and benefit accruals under our Supplemental Retirement Program for two years following the date of termination; and

    (6) an amount sufficient, after taxes, to reimburse the Executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

    Each of Messrs. Smith, Perry, Fitzpatrick, Schaffhauser and Gonnella is defined as an Executive.

    For purposes of our Change In Control Agreement, a "change in control" is triggered if one of the following occurs:

    (1) twenty-five percent or more of our outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of Persons, other than the groups presently owning the same, or

    (2) a majority of our Board of Directors ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors, or

    (3) shareholders approve a reorganization or merger with respect to which the persons who were the beneficial owners of our outstanding voting securities immediately prior thereto do not, following the reorganization or merger, beneficially own more than 60% of the outstanding voting securities of the corporation resulting from the reorganization or merger in substantially the same proportions as their ownership of our voting securities immediately prior thereto, or

    (4) shareholder approval of either:

       (a) a complete liquidation or dissolution of Engelhard or

       (b) a sale or other disposition of all or substantially all of the assets of Engelhard, other than to Engelhard, with respect to which following such sale or other disposition, more than 60% of Engelhard's outstanding securities entitled to vote generally in the election of directors are thereafter beneficially owned, in substantially the same proportions, by all or substantially all of the individuals and entities who were the beneficial owners of such securities prior to such sale or other disposition.

    Our Key Employees Stock Bonus Plan and our Stock Option Plans, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of an acquisition of a control interest. If vesting of awards under the Key Employees Stock Bonus Plan is accelerated, an additional payment will be made to compensate for the loss of tax deferral. For purposes of the stock option and stock bonus awards granted before March 7, 1996 under our Stock Option Plan and the Key Employees Stock Bonus Plan, an accelerated vesting is triggered if either (a) or (b) in the above definition of "change in control" occurs. For awards made on or after March 7, 1996, a participant under these plans will, subject to such other conditions, if any, as the Committee may impose, receive accelerated vesting of awards granted in the event of a "change in control," as defined above, except that a "change in control" is triggered by twenty percent, rather than twenty-five percent, beneficial ownership of Engelhard's outstanding securities entitled to vote in the election of directors, directly or indirectly, by any person or group of persons, other than the groups presently owning the same.

    Unless a contrary advance election is made, amounts deferred under our Deferred Compensation Plan for Key Employees will be paid in a lump sum upon an "acquisition of a control interest" (defined as described above for purposes of awards made prior to March 7, 1996 under our Key Employees Stock Bonus Plan). If payments are so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral. Under our Directors and Executives Deferred Compensation Plans, which provided for elective deferrals of compensation earned for years from 1986 through 1993, deferred amounts will be paid at the time of an "acquisition of a control interest" if the participant has made an advance election to that effect. In the event distribution of deferred amounts is so accelerated, an additional payment will be made in order to compensate for the loss of tax deferral resulting from the accelerated payment. In addition, certain supplemental retirement benefits under our Supplemental Retirement Program will vest upon a "change in control" (defined as described above in the case of the Change in Control Agreements).

    We have entered into a Supplemental Retirement Trust Agreement in order to assist us in paying benefits under the Supplemental Retirement Program, each of our deferred compensation plans and our Retirement Plan for Directors. We are required to deposit funds in the trust sufficient to fund unpaid benefits under each of such plans at the time of a "change in control" (defined as described above for purposes of the Change in Control Agreements). The assets of the trust will be subject to the claims of our creditors in the event of our bankruptcy or insolvency.

                        REPORT ON EXECUTIVE COMPENSATION

    Under the overall direction of the Compensation Committee and the Stock Option/Stock Bonus Committee of the Board of Directors and in accordance with our Stock Option Plan and Stock Bonus Plan approved by our shareholders, we have developed and implemented compensation programs designed to:

    - Attract and retain key employees who can build and continue to grow a successful company;

    - Provide incentive to achieve high levels of company, business, and individual performance; and

    - Maintain and enhance alignment of employee and shareholder interests.

    The Compensation and Stock Option Plan/Stock Bonus Committees are composed entirely of Nonemployee Directors individually noted as signatories to this report.

    The Compensation Committee is responsible for overseeing the development and for review and approval of:

    - Overall compensation policy;

    - Salaries for the Chief Executive Officer and for approximately 51 other senior managers worldwide; and

    - Aggregate cash incentive awards for Engelhard and specific individual cash awards under the annual plan for the Chief Executive Officer and approximately 51 other senior managers worldwide.

    The Stock Option/Stock Bonus Committee is responsible for overseeing the development and for review and approval of:

    - Plan design and policies related to senior management and employee awards of options and restricted stock; and

    - Individual grants under the Stock Option Plan and restricted stock awards under the Key Employees Stock Bonus Plan to the Chief Executive Officer and approximately 419 employees worldwide.

    In exercising those responsibilities and in determining the compensation in particular of Mr. Smith and in general of other senior managers individually reviewed, the Committees examine and set:

    1.  BASE SALARY

        The Compensation Committee reviews salaries annually against industry practices as determined by professional outside consultants who conduct annual surveys. Our current competitive target is to pay somewhat above the median for positions of comparable level. This target is being achieved on average for the professional, technical, and managerial salaried work force. Salary structures are set each year based on our target and its actual competitive position. There was a 3.5% structure increase for 1998 for the U.S. professional, technical and managerial group and a 3.5% adjustment for 1999. Likewise merit budgets are established based on a competitive target, actual competitive position, and our desire to recognize and reward individual contribution. For international employees and non-exempt salaried employees in the United States, structure adjustments and merit budgets are determined based on local market conditions.

        Individual merit adjustments are based upon the managers' quantitative and qualitative evaluation of individual performance, including feedback from customers served, against business objectives such as earnings, return on capital, market share, new customers, and development of new commercial products. Performance is also considered in the context of expectations for behavior and the individuals' positions in their respective salary--ranges the better the performance and the lower the position in range, the greater the percentage base salary increase. Conversely, the lower the performance is evaluated and the higher the position in range, the lower the percentage base salary increase.

        Mr. Smith's salary was increased 9.8% for 1999 based on competitive practice and business results, which included earnings results while funding investments in capital expansion, research and development, joint ventures, and acquisitions. Base salary continues to be less than one-fourth of total compensation for Mr. Smith and generally less than one-half of total compensation for other senior management. This reflects our emphasis on non-fixed compensation which varies with Engelhard performance and on other equity vehicles which are closely aligned with shareholder interests.

    2.  ANNUAL CASH AND LONG TERM EQUITY INCENTIVE COMPENSATION

        Our Management Incentive Plan integrates all incentive compensation vehicles (including cash bonus award, restricted stock and stock options) to link total compensation for the participant with both competitive practice and the performance of Engelhard and/or applicable business unit and the individual. The plan facilitates clarity of performance expectations and encourages the identification and commitment to "breakthrough" results. Overall incentive pools are established for cash, restricted stock equity, and stock options. The pools are determined by a formula based on competitive total compensation for comparable performance; desired compensation mix among cash, restricted stock and options; and on the actual performance of Engelhard and its business units against specific predetermined levels of earnings targets. A threshold level is established below which incentives will not normally be paid. The Committees may adjust these pools up or down based on the economic climate or other special circumstances, but did not factor any pools up or down for 1998. Individual awards are determined based on performance against specific objectives within the limits of the pools.

        Our overall results increased, against the results which served as the basis for 1997's incentive awards, by more than 19%. As provided under the plan, the level of pool generated for Engelhard overall and each business group depends upon that group's actual performance against targets established at the beginning of 1998. Once each group's pool has been established, individual performance based awards were made as described below.

    a.  ANNUAL CASH INCENTIVE PROGRAM

        This program is designed to provide focus on expected annual results and recognition of accomplishment for the year. Approximately 251 employees worldwide received awards under our program.

        For 1998, actual cash payouts were 97.6% of the competitively defined pool as factored for performance.

        For the year 1998, Mr. Smith received a cash incentive award of $1,750,000 compared with $916,805 for 1997. This was consistent with the plan design considering performance and targets and the payout for Engelhard overall.

        Total cash compensation paid to eligible participants reflects competitive practice for results achieved and is projected to be around the 60th percentile of competitive practice-- higher in lower level positions and lower in higher level positions.

    b.  RESTRICTED STOCK

        Providing for vesting of shares in equal amounts over a period of five years, the Key Employees Stock Bonus Plan is designed to align key employee and shareholder long-term interests by providing designated employees an equity interest in Engelhard. Approximately 419 employees are eligible to participate in our plan worldwide. Eligible employees are reviewed annually for award grants determined in the manner previously described.

        The total equity shares awarded for 1998 was slightly under the plan generated pool. The Committee grants a number of equity shares which are then converted to a combination of restricted stock and stock options. Approximately two-thirds of the value of the equity shares, using present value methodologies, awarded for 1998 were in the form of stock options. This resulted in 222,145 restricted shares awarded compared with 198,695 for 1997.

        For the year 1998, Mr. Smith received a grant of 28,415 shares plus options noted below. This compares with 17,815 shares in 1997 and 16,000 shares in 1996.

    c.  STOCK OPTIONS

        The Stock Option Plan has been designed to link employee compensation growth directly to growth in share price. In conjunction with restricted stock, options are the major driver of senior management compensation aligning their reward with shareholder interests. As noted above, over two-thirds of the compensation value of equity shares was paid in the form of options. Utilizing actuarial and financial Black-Scholes models, the value of an option was calculated to be approximately one-third of the value of a restricted share award.

        In addition, approximately 419 senior managers worldwide are reviewed for annual stock option grants determined in the manner previously described. Options vest in equal increments over four years and normally have a ten-year life.

        Options granted for 1998 totaled 2,950,471 which was within the pool generated. This compares with 3,093,479 granted for 1997.

        For the year 1998, Mr. Smith was awarded 437,775 options plus an additional 170,504 options representing value paid in the form of options instead of restricted stock. The options awarded are consistent with the plan design and the overall awards for Engelhard.

    The Committees direct the purchase of compensation survey information from several independent professional consultants in order to review the base, annual cash incentive, and total compensation of Mr. Smith and other individual senior managers and employee groups. Although there is some overlap in the compensation comparison groups with The Standard & Poor's Chemical Composite Index used in the Performance Graph below, for the most part they are different companies. There are two key reasons for the divergence in samples: (1) we generally utilize standard surveys in the belief that the general lack of precision inherent in survey methodology and compensation decision making does not normally warrant the additional cost of specialized surveys (most of The Standard & Poor's Chemical Composite Index do not participate in the standard surveys purchased); (2) the predominant labor markets in which Engelhard competes for people differ from The Standard & Poor's Chemical Composite Index in that they also include firms in other business line industries, e.g., petroleum and in geographic concentrations, e.g., New Jersey.

    The Committees are satisfied that relevant competitive data and achievements of Engelhard against its targets in the context of the economic and competitive environment in which Engelhard has operated, support the objectives of attracting and retaining key talent, providing incentives for superior performance, and aligning employee and shareholder interests. Nevertheless, the Committees may reevaluate the current compensation program design as part of their ongoing process of oversight on such matters.

    Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of Engelhard) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that Engelhard's stock options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that we will not be denied any significant tax deductions for 1998. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                             COMPENSATION COMMITTEE
                       STOCK OPTION/STOCK BONUS COMMITTEE

Marion H. Antonini         James V. Napier            Norma T. Pace
Reuben F. Richards                                    Douglas G. Watson

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                 AMONG ENGELHARD CORPORATION, S&P 500 INDEX AND
                             S&P CHEMICAL COMPOSITE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            ENGELHARD CORPORATION    S&P 500     S&P CHEMICALS
1993                        100.00      100.00            100.00
1994                         92.43      101.32            115.77
1995                        138.34      139.40            151.23
1996                        123.65      171.40            199.79
1997                        114.48      228.58            245.55
1998                        131.20      293.91            223.65

                                                                                  DECEMBER 31,
                                                        ----------------------------------------------------------------
                                                          1993       1994       1995       1996       1997       1998
                                                        ---------  ---------  ---------  ---------  ---------  ---------
Engelhard Corporation.................................     100.00      92.43     138.34     123.65     114.48     131.20
S&P 500...............................................     100.00     101.32     139.40     171.40     228.58     293.91
S&P Chemical Composite................................     100.00     115.77     151.23     199.79     245.55     223.65

------------------------

* Assumes $100 invested on December 31, 1993 in each referenced group with reinvestment of dividends.

           2. APPROVAL OF THE ADOPTION OF THE DEFERRED STOCK PLAN FOR
                             NONEMPLOYEE DIRECTORS

    Subject to shareholder approval, the Board of Directors has, on December 17, 1998, adopted the Engelhard Corporation Deferred Stock Plan for Nonemployee Directors (the "Deferred Stock Plan"), a copy of which is annexed to this Proxy Statement as Exhibit A. The Deferred Stock Plan is being submitted to you for your approval.

SUMMARY DESCRIPTION OF THE DEFERRED STOCK PLAN FOR NONEMPLOYEE DIRECTORS

    The primary purpose of the Deferred Stock Plan is to provide for the payment of a greater portion of the compensation of our Nonemployee Directors in the form of equity, thereby more closely aligning the interests of our Nonemployee Directors with those of our other shareholders. The Deferred Stock Plan is intended to replace the Directors Retirement Plan described above. Each Nonemployee Director who is serving as our Director on December 31, 1998, and any new Nonemployee Director shall be eligible to participate in the Deferred Stock Plan. The total number of shares of our Common Stock that may be issued pursuant to the Deferred Stock Plan shall not exceed 200,000, subject to proportionate adjustment in the event of a stock split, reverse stock split, reorganization or recapitalization.

    Under the Deferred Stock Plan, an account will be established for each Nonemployee Director to which deferred stock units will be credited. Each deferred stock unit will evidence the right to receive a share of Common Stock of Engelhard upon the Director's termination of service. Deferred stock units will be credited to the accounts of the Nonemployee Directors on the date the Deferred Stock Plan is approved by the shareholders (the "Effective Date") and annually thereafter on each May 31. The amount of the award of deferred stock units to current Nonemployee Directors pursuant to the Deferred Stock Plan will be dependent upon a Nonemployee Director's irrevocable election to continue or discontinue participation in the Directors Retirement Plan. If a Nonemployee Director has irrevocably elected, on or prior to December 31, 1998, to discontinue his or her participation in the Directors Retirement Plan, the amount of deferred stock units credited on an annual basis to the account of the Nonemployee Director will be calculated by dividing an amount equal to 40% of the annual retainer payable to Nonemployee Directors then in effect by the average daily closing price per share of Common Stock of Engelhard for the 20 trading days prior to such date (the "Fair Market Value Per Share"). Those current Nonemployee Directors who have not on or prior to December 31, 1998 irrevocably elected to discontinue participation in the Directors Retirement Plan will have credited to their accounts an amount of deferred stock units calculated by dividing an amount equal to 15% of the annual retainer then in effect by the Fair Market Value Per Share. Each of the Nonemployee Directors elected to discontinue their participation in the Directors Retirement Plan. Each person who becomes a Nonemployee Director after the Effective Date will not be eligible to participate in the Directors Retirement Plan and will receive an award equal to 40% of the annual retainer on May 31 of each year that such person serves as a Director. On each date on which a regular cash dividend is paid on the Common Stock, the account of each eligible Nonemployee Director will be credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of Common Stock evidenced by the deferred stock units credited to the account of such Nonemployee Director.

    Subject to approval of the Deferred Stock Plan by our shareholders, with respect to each Nonemployee Director who on or prior to December 31, 1998 has made an irrevocable election not to continue to participate in the Directors Retirement Plan, the present value of their accrued benefit under the Directors Retirement Plan (determined assuming payments under the Directors Retirement Plan would have begun on the later of December 31, 1998 or age 65, using a 6.75% discount rate, and assuming death would not occur until all benefits under the Directors Retirement Plan would be made), shall be converted into a corresponding number of deferred stock units in the Deferred Stock Plan based on the Fair Market Value Per Share on December 31, 1998.

    The entire balance of a Nonemployee Director's account under the Deferred Stock Plan will be paid to the Nonemployee Director, in either a lump sum or installments at the election of such Nonemployee Director, in shares of our Common Stock upon the Nonemployee Director's termination of service. The value of the deferred stock units is dependent upon the fair market value of shares of our Common Stock, and therefore is subject to market fluctuations in the value of our Common Stock.

    The distribution of the Nonemployee Director's account will commence within 120 days following the date the Nonemployee Director's service with the Board of Directors terminates. In the event of death prior to retirement or distribution of the entire balance, the entire balance in the account on death shall be paid in a lump sum or installments as elected by the Nonemployee Director, to the surviving beneficiary designated by notice or by will, or to the legal representative of the Nonemployee Director's estate.

    If a "change in control" (as defined below) occurs and after such change in control the Nonemployee Director ceases to be a Director or the Deferred Stock Plan is terminated, the entire balance of the account will be payable in lump sum within 30 days. A "change in control" means the occurrence of any of the following:

    (1) twenty-five percent or more of Engelhard's outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of Persons, other than the groups presently owning the same, or

    (2) a majority of our Board of Directors ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors, or

    (3) shareholders approve a reorganization or merger with respect to which the persons who were the beneficial owners of Engelhard's outstanding voting securities immediately prior thereto do not, following the reorganization or merger, beneficially own more than 60% of the outstanding voting securities of the corporation resulting from the reorganization or merger in substantially the same proportions as their ownership of Engelhard voting securities immediately prior thereto, or

    (4) shareholder approval of either:

       (a) a complete liquidation or dissolution at Engelhard or

       (b) a sale or other disposition of all or substantially all of the assets of Engelhard, other than to Engelhard, with respect to which following such sale or other disposition, more than 60% of Engelhard's outstanding securities entitled to vote generally in the election of directors are thereafter beneficially owned, in substantially the same proportions, by all or substantially all of the individuals and entities who were the beneficial owners of such securities prior to such sale or other disposition.

    The Deferred Stock Plan may be amended or terminated at any time without the consent of our shareholders, provided that no amendment shall materially and adversely affect the rights of any Nonemployee Director with respect to any deferred stock units credited to such Nonemployee Director without such Nonemployee Director's written consent.

FEDERAL INCOME TAX CONSEQUENCES

    The crediting of deferred stock units to a Nonemployee Director's account will not result in taxable income to the Nonemployee Director or an income tax deduction for Engelhard at the time such deferred stock units are credited. A Nonemployee Director will recognize income at the time the Engelhard Common Stock is transferred to the Nonemployee Director in settlement of the deferred stock unit. The amount of such income will be equal to the fair market value of our Common Stock at the time of such distribution. We will be entitled to a corresponding income tax deduction. A Director's tax basis for purposes of future sales of shares of Common Stock of Engelhard received under the Deferred Stock Plan will be equal to the amount includible in the Nonemployee Director's income as described above. In general, for purposes of determining whether the gain is long-term or short-term, the Nonemployee Director's holding period will begin on the distribution date.

    The following table sets forth the compensation to be paid to each eligible Nonemployee Director under the Deferred Stock Plan during the first year of the Deferred Stock Plan (excluding dividend credits and excluding conversion of accrued benefit from the Directors Retirement Plan). As stated above, a Nonemployee Director will either receive a 15% of retainer grant or a 40% of retainer grant dependent upon whether the Nonemployee Director irrevocably elects to continue participation in the Directors Retirement Plan.

                NEW PLAN BENEFITS FOR ALL NONEMPLOYEE DIRECTORS

                                                        CASH VALUE      DEFERRED STOCK UNITS(1)
                                                       -------------  ----------------------------
40% Award(2).........................................   $    14,000              765 shares

------------------------

(1) Assumes a price per share of Common Stock of $18 5/16, which was the closing price per share on March 2, 1999. The actual number of shares received in the first award will be based on the Fair Market Value Per Share of the Common Stock as of the Effective Date.

(2) Each Nonemployee Director elected to discontinue participation in the Directors Retirement Plan. Such dollar amount represents 40% of the annual retainer for Nonemployee Directors as currently in effect.

    The Board of Directors recommends a vote FOR the proposal to approve the Deferred Stock Plan for Nonemployee Directors.

                3. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, based on the recommendation of the Audit Committee, voted to retain PricewaterhouseCoopers LLP to serve as independent public accountants for the year 1999. PricewaterhouseCoopers LLP expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

    It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Engelhard and its shareholders.

    The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year 1999.

                          FUTURE SHAREHOLDER PROPOSALS

HOW DO I MAKE A PROPOSAL FOR THE 2000 ANNUAL MEETING?

    The deadline for you to submit a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for inclusion in our proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders (the "2000 Annual Meeting") is November 30, 1999. The date after which notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is February 14, 2000. If notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is received by us after February 14, 2000, then our proxy for the 2000 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2000 Annual Meeting.

                                 OTHER MATTERS

    At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of Engelhard.

                                       By Order of the Board of Directors
                                            ARTHUR A. DORNBUSCH, II
                                        VICE PRESIDENT, GENERAL COUNSEL
                                                 AND SECRETARY

March 31, 1999

                                                                       EXHIBIT A

                             ENGELHARD CORPORATION
                            DEFERRED STOCK PLAN FOR
                             NONEMPLOYEE DIRECTORS

    1. DEFINITIONS.

    As used herein, the following terms shall have the meanings hereinafter set forth:

    (a) "ANNUAL MEETING" means the Annual Meeting of the shareholders of the Company.

    (b) "BOARD" shall mean the Board of Directors of the Company.

    (c) "COMPANY" shall mean Engelhard Corporation, a Delaware corporation.

    (d) "DEFERRED STOCK UNIT" means the equivalent of one Share, as established pursuant to this Plan.

    (e) "DIRECTORS RETIREMENT PLAN" means the Retirement Plan for Directors of Engelhard Corporation.

    (f)  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    (g) "FAIR MARKET VALUE PER SHARE" means the average of the daily closing prices of a Share as reported on the New York Stock Exchange for the twenty (20) trading days prior to the date of determination, or if the Shares are not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which the Shares are listed.

    (h) "NONEMPLOYEE DIRECTOR" means any person who is a member of the Board and who is not, as of the date of an award under this Plan, an employee of the Company or any of its subsidiaries.

    (i) "PLAN" means this Engelhard Corporation Deferred Stock Plan for Nonemployee Directors, as it may be amended from time to time.

    (j) "SHARE" means a share of the Company's Common Stock, $1.00 par value per share.

    2. PURPOSE AND EFFECTIVE DATE.

    The primary purpose of the Plan is to advance the interests of the Company and its shareholders by providing for the payment of a greater portion of the compensation of Nonemployee Directors in the form of equity by the grant to such directors of Deferred Stock Units under the terms set forth herein. By thus compensating Nonemployee Directors and increasing Nonemployee Directors' equity position in the Company, the Company seeks to attract, retain, compensate, and motivate those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company in large measure depends and to align more closely the interests of the Nonemployee Directors with those of the shareholders of the Company.

    This Plan is designed to replace the Directors Retirement Plan. The Directors Retirement Plan shall be phased out after adoption of this Plan as set forth below. New Nonemployee Directors shall not be permitted to participate in the Directors Retirement Plan, and shall instead be permitted to participate in this Plan. Furthermore, current Nonemployee Directors who elect to terminate participation in the Directors Retirement Plan after the adoption of this Plan shall be entitled to a larger annual grant pursuant to paragraph 6 below.

    The Plan shall be deemed adopted and shall become effective as of the date of its approval by the affirmative vote of the holders of a majority of the Shares of the Company voted in person or by proxy at the next Annual Meeting (the "Effective Date"). Except as provided in Section 6(c) below, no grants of Deferred Stock Units shall be made unless and until such shareholder approval is obtained.

    3. ELIGIBILITY.

    Each director who as of the date of any award made pursuant to the Plan is not an employee of the Company or any of its subsidiaries shall be eligible to participate in the Plan.

    4. SHARES OF COMMON STOCK AVAILABLE.

    The number of Shares that may be issued pursuant to the Plan shall not exceed 200,000, subject to proportionate adjustment in the event of any stock split, reverse stock split, reorganization or recapitalization.

    5. DEFERRED STOCK ACCOUNT.

    The Company shall establish a deferred stock account (an "Account") for each Nonemployee Director participating in the Plan. On each Award Date (as defined below) and on each Dividend Date (as defined below), as the case may be, the Company shall credit the Account with the number of Deferred Stock Units determined in accordance with paragraph 6 below. Distributions from a Nonemployee Director's Account shall be made in Shares at the time set forth in paragraphs 7 and 8 below. The value of the Deferred Stock Units is dependent upon the fair market value of the Shares on the date the Shares are distributed to the Nonemployee Director, and is therefore subject to market fluctuations in value until such distribution.

    6. ANNUAL AWARDS.

    (a) On or prior to December 31, 1998, each Nonemployee Director shall make an irrevocable election to continue or discontinue participation in the Company's Directors Retirement Plan.

    (b) On the Effective Date and on May 31 of each year thereafter (an "Award Date"), the Company shall credit to the Account of (i) each Nonemployee Director who on or prior to December 31, 1998 has made an irrevocable election not to continue to participate in the Directors Retirement Plan and (ii) each person who becomes a Nonemployee Director after such date, the number of Deferred Stock Units calculated by dividing an amount equal to forty percent (40%) of the annual retainer payable to Nonemployee Directors then in effect by the Fair Market Value Per Share as of the applicable Award Date. The Account of each Nonemployee Director who does not irrevocably elect on or prior to December 31, 1998 to discontinue his or her participation in the Directors Retirement Plan shall be credited on each Award Date with the number of Deferred Stock Units calculated by dividing an amount equal to fifteen percent (15%) of the annual retainer payable to Nonemployee Directors then in effect by the Fair Market Value Per Share as of the applicable Award Date.

    (c) Subject to and contingent upon approval of this Plan by shareholders of the Company as set forth in Section 2 above, on December 31, 1998 the present value of the accrued benefit under the Directors Retirement Plan of each Nonemployee Director who on or prior to such date has made an irrevocable election not to continue to participate in the Directors Retirement Plan shall be converted into a number of Deferred Stock Units in such Nonemployee Director's Account under this Plan. The number of Deferred Stock Units shall be an amount determined by dividing the present value, as of December 31, 1998, of the Nonemployee Director's accrued benefit under the Directors Retirement Plan by the Fair Market Value of a Share on such date. For this purpose the present value of a Nonemployee director's accrued benefit shall be determined, as of December 31, 1998, by (i) assuming payment of benefits under the Director's Retirement Plan would begin on the later of December 31, 1998 or the date on which the Nonemployee Director attains age 65; (ii) using a discount rate of 6.75%, compounded annually; and (iii) assuming that the Nonemployee Director's death will occur after all benefit payments to which the Nonemployee Director is entitled under the Director's Retirement Plan have been made. After the Effective Date, no benefits shall be payable to such Nonemployee Directors under the Director's Retirement Plan.

    (d) At any time a balance is maintained in a Nonemployee Director's Account, there shall be credited to the Account of such Nonemployee Director additional Deferred Stock Units on each regular cash dividend payment date (a "Dividend Date"). The number of such additional Deferred Stock Units shall be determined by (i) multiplying the total number of

       Deferred Stock Units (including fractional Deferred Stock Units) credited to the Account immediately prior to the Dividend Date by the amount of the dividend and (ii) dividing the product by the Fair Market Value Per Share as of the day preceding the Dividend Date.

    (e) In the event of any change in the outstanding Shares upon which the stock equivalency hereunder is based, by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure or in the event of any dividend that is paid in Shares or other property, the number of Deferred Stock Units credited to the Account shall be adjusted in such a manner as the Board shall determine to be fair under the circumstances; provided, however, that if a Change in Control shall have occurred, then such determination shall be made by the Incumbent Board.

    7. DISTRIBUTION.

    (a) Except as otherwise provided herein, the balance of each Nonemployee Director's Account shall be paid to the Nonemployee Director, in a lump sum or in installments, as determined by the Nonemployee Director in accordance with paragraph 7(d) below, commencing within 120 days following the date on which the Nonemployee Director's service on the Board terminates.

    (b) In the event of the death of the Nonemployee Director prior to such director's retirement or prior to the distribution of the entire balance in such director's Account, the entire balance in the Account as of the date of the Nonemployee Director's death shall be paid in Shares in a lump sum or in installments, as determined by the Nonemployee Director in accordance with paragraph 7(d) below, to the surviving beneficiary or beneficiaries as the Nonemployee Director may have designated by notice in writing to the Company or by will, or, if no beneficiaries are so designated, the legal representative of such director's estate.

    (c) All distributions of Deferred Stock Units made pursuant to this Plan shall be in Shares in an amount equal to the number of Deferred Stock Units held in the Account. On the date of any such distribution, the Company shall cause to be issued and delivered to such Nonemployee Director a stock certificate evidencing the Shares registered in the name of such Nonemployee Director, or such other person as the Nonemployee Director may designate.

    (d) All distributions of Shares in accordance with this paragraph 7 shall be made, at such director's election, either in a lump sum or in monthly, quarterly, semiannual or annual installments, PROVIDED, HOWEVER, that such director shall have delivered to the Secretary of the Company a form specifying the director's election at least six (6) months prior to the date payments are to commence. In the event that such director fails to make a timely election, the distribution of Shares shall be made in a lump sum. Deferred Stock Units representing fractional Shares shall be paid in cash.

    (e) The provisions of this Plan shall apply to and be binding upon the beneficiaries, distributees, and personal representatives, and any other successors in interest of the Nonemployee Director.

    (f) The Company shall deduct from all distributions hereunder any taxes required to be withheld by the federal, state or local law.

    8. ACCELERATION OF DISTRIBUTION.

    (a) "CHANGE IN CONTROL" means:

     i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (other than by exercise of a conversion privilege); (ii) any acquisition by the Company or any of its subsidiaries; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or (v) any acquisition by a Person owning more than 25% of the Outstanding Company Common Stock on the date hereof; or

     ii) during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

    iii) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

    iv) approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

    (b) Notwithstanding any other provision of the Plan, if a Change in Control occurs and at any time after the occurrence of such Change in Control either of the following events occurs:

     i) the Nonemployee Director ceases for any reason to be a director of the Company; or

     ii) the Plan is terminated;

    then the entire balance of the Account shall be payable in a lump sum to the director in Shares. Such payment shall be made by the Company as promptly as practicable, but not more than thirty (30) days following the date on which the right to such payment arose.

    (c) The Company shall promptly reimburse the director for all legal fees and expenses reasonably incurred in successfully seeking to obtain or enforce any right or benefit provided under this paragraph 8.

    (d) This paragraph 8 may not be amended or modified after the occurrence of a Change in Control.

    9. NONTRANSFERABILITY OF DEFERRED STOCK UNITS.

    No Deferred Stock Units shall be transferred by a Nonemployee Director other than by will or the laws of descent and distribution.

    10. AMENDMENT AND TERMINATION.

    The Board may amend, suspend, discontinue or terminate the Plan at any time without the consent of shareholders of the Company; PROVIDED, HOWEVER, that no amendment to the Plan shall materially and adversely affect any right of any Nonemployee Director with respect to any Deferred Stock Units theretofore credited without such Nonemployee Director's written consent.

    11. TERM.

    The Plan shall continue in effect without limit unless and until the Board otherwise determines.

    12. MISCELLANEOUS.

    (a) Neither the Plan nor any action taken hereunder shall be construed as giving any Nonemployee Director any right to continue to serve as a director of the Company or otherwise to be retained in the service of the Company.

    (b) No Shares shall be issued hereunder unless and until counsel for the Company shall be satisfied such issuance will be in compliance with applicable federal, state and other securities laws and regulations.

    (c) The expenses of the Plan shall be borne by the Company.

    (d) Neither the Nonemployee Director nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of such director, nor the right to exercise any of the rights or privileges of a shareholder with respect to any Deferred Stock Unit credited to such Account, nor the right to receive any distribution under the Plan except as expressly provided herein. Distributions hereunder shall be made from the general funds of the Company, and the rights of the director shall be those of an unsecured general creditor of the Company.

    (e) The Plan, the grant of Deferred Stock Units thereunder, and the obligation of the Company to deliver Shares, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under any federal or state law or any ruling or regulation of any governmental body or national securities exchange which the Company shall, in its sole discretion, determine to be necessary or advisable.

    (f) This Plan shall be interpreted by and all questions arising in connection therewith shall be determined by the Board, whose interpretation or determination, when made in good faith, shall be conclusive and binding, except in the event of a Change in Control, in which case such interpretation and determination shall be made by the Incumbent Board.

                                                          [LOGO]

                                                       NOTICE OF
                                                    ANNUAL MEETING
                                                          OF
                                                     SHAREHHOLDERS
                                                       AND PROXY
                                                       STATEMENT

                                                      May 6, 1999

                             ENGELHARD CORPORATION
                   101 WOOD AVENUE, ISELIN, NEW JERSEY 08830


       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF SHAREHOLDERS--MAY 6, 1999
P
   The undersigned hereby constitutes and appoints Orin R. Smith, Reuben F.
R Richards and Arthur A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the
O undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ
X 08830 on Thursday, May 6, 1999 at 9:00 A.M. Eastern Daylight Savings Time and at any adjournments thereof, on all matters coming before said meeting.
Y
                                                    (Change of Address/Comments)

ELECTION OF DIRECTORS. NOMINEES:
Barry W. Perry, Reuben F. Richards,
Henry R. Slack and Orin R. Smith            _________________________________
                                            _________________________________
                                            _________________________________
                                            _________________________________



You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                    SEE REVERSE
                                                                        SIDE

                            FOLD AND DETACH HERE


This proxy when properly excuted will be voted                Please mark  /X/
in the manner directed herein by the undersigned              your votes as
shareholder(s). If no direction is made, this                 indicated in
proxy will be voted FOR Proposals 1,2,3 and 4.                in this example

1. Election of Directors (see reverse)    (To withhold vote for any individual nominee write that name below.)

         FOR          WITHHELD            ________________________________________________________________________
         / /            / /


2. Approval of the Engelhard Corporation Deferred Stock
   Plan for Nonemployee Directors.

         FOR   AGAINST    ABSTAIN
         / /     / /        / /

3. Ratification of appointment of Pricewaterhouse               4. In their discretion, upon other matters as they
   Coopers LLP as independent public accountants.                  may properly come before the meeting.

         FOR   AGAINST    ABSTAIN                                                             I PLAN TO ATTEND
         / /     / /        / /                                                                 THE MEETING.   / /


                                                                Please mark, sign and return promptly using the
                                                                enclosed envelope. Executors, administrators, trustees,
                                                                etc. should give full title as such. If the signer is a
                                                                corporation, please sign full corporate name by
                                                                authorized officer.


                                                                _________________________________________________________

                                                                                                                 , 1999
                                                                _________________________________________________________
                                                                SIGNATURE(S)                                        DATED


-----------------------------------------------------------------------------------------------------------------------------------
                                                           FOLD AND DETACH HERE


Dear Shareholder(s):

Enclosed you will find material relative to the Company's 1999 Annual Meeting of shareholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. Please remember that your vote is important to us.

ENGELHARD CORPORATION